Exhibit 10.13

SUBLEASE AGREEMENT

This Sublease Agreement (“Sublease”), dated as of November 1, 2016, is by and between LANDesk Software Inc., a Delaware Corporation, having an office at 698 West 10000 South, South Jordan, Utah, 94095 (“Sublandlord”) and Crowdstrike, Inc. a Delaware corporation, having an office at 15440 Laguna Canyon Road, Suite 250, Irvine CA 92618 (“Subtenant”);

WHEREAS, Sublandlord is the tenant under that certain lease agreement dated November    2012 as amended by the First Amendment, dated as of April 14, 2015 as amended, (“Primary Lease”) with SPF Mathilda, LLC (“Prime Landlord”); and

WHEREAS, pursuant to the Primary Lease, Sublandlord leased those certain premises more particularly described in the First Amendment and located in the building having a street address of 150 Mathilda Place, Suite 302, Sunnyvale, California and

WHEREAS, Sublandlord desires to sublease all of its premises leased under the First Amendment to Subtenant, and Subtenant desires to sublease all of such premises from Sublandlord, in accordance with the terms and conditions of this Sublease.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Demise.

(a)                                 Sublandlord hereby leases to Subtenant, and Subtenant hereby leases from Sublandlord, the premises (“Subleased Premises”) shown on Exhibit A attached to and made a part of this Sublease, located on a portion of the third floor in the Building.  Sublandlord and Subtenant stipulate and agree that the Subleased Premises consist of approximately 5113 rentable square feet and shall not be subject to remeasurement or modification.

2.                                      Term.

(a)                                 The term of this Sublease (“Term”) shall commence on the date which is the later to occur of (i) November 1, 2016 and (ii) the date which is ten (10) days after the Prime Landlord Consent (hereinafter defined) is obtained and the Subleased Premises are delivered to Subtenant in the condition required by Section 9 (“Sublease Commencement Date”) and shall expire at midnight on June, 30, 2020 (“Sublease Expiration Date”), unless sooner terminated or cancelled in accordance with the terms and conditions of this Sublease.

(b)                                 Sublandlord hereby waives all rights to extend the Lease Term as provided in Article 2 of the Primary Lease, so that Subtenant may enter into a direct lease with Prime Landlord after the expiration of the Sublease Term.

(c)                                  If for any reason the term of the Primary Lease is terminated prior to the Sublease Expiration Date, this Sublease shall terminate on the date of such termination and Sublandlord shall not be liable to Subtenant for such termination except to the extent that such termination is caused by Sublandlord’s breach of warranty expressed in Section 8.

(d)                                 Subtenant shall have the right to enter the Subleased Premises not less than fifteen (15) days prior to the Sublease Commencement Date for the purpose of space planning Subtenant’s Initial Alterations, provided that Subtenant has complied with all insurance requirements of this Sublease.

3.                                      Permitted Use. Subtenant shall use and occupy the Subleased Premises solely in accordance with, and as permitted under, the terms of the Primary Lease and for no other purpose.

4.                                      Payment of Base Rent and Additional Rent.

DATES	MONTHLY RENT PER RENTABLE SQUARE FOOT	ANNUAL BASE RENT	MONTHLY INSTALLMENT OF BASE RENT

November 1 2016 through January 31 2017	$0.00	$0.00	$0.00
February 1 2017 through June 30 2017	$5.15	$315,983.40	$26,331.95
July 1 2017 through June 30 2018	$5.30	$325,186.80	$27,098.90
July 1 2018 through June 30 2019	$5.46	$335,003.76	$27,916.98
July 1 2019 through June 30 2020	$5.63	$345,434.28	$28,786.19

(a)                                 Base Rent and Security Deposit.  Subtenant agrees to pay Sublandlord at the Sublandlord’s address listed above, or such other party as the Sublandlord may from time to time designate, a monthly rent payment for the use of the Premises per the rent schedule (the “Base Rent”) above, the monthly installments of rental to be paid on or before the first of each month, without demand, deduction or offset, during the Term hereof.. If Rent (as defined below) is not received by Subtenant within 5 days of the end of the month, Subtenant shall be subject to payment of a late charge as provided in Article 25 of the Primary Lease.  If the Sublease Commencement Date occurs on a day other than the first day of a calendar month, Subtenant shall pay rent for the fractional calendar month involved on a per diem basis (calculated on the basis of a thirty (30) day month).  In any event, Sublandlord shall receive not less than ninety (90) days of Base Rent abatement starting on the Sublease Commencement Date.

(b)                                 In addition to Base Rent, commencing on the Sublease Commencement Date and continuing throughout the Term of this Sublease, Subtenant shall pay to Sublandlord: (i) its Pro Rata Share of operating expenses (“Operating Expenses”) for the Subleased Premises, (ii) its Pro Rata Share of real estate taxes and assessments (“Taxes”) for the Subleased Premises, and , (iii) all amounts due and payable by Sublandlord under the Primary Lease due or attributable to the Subleased Premises or the actions or omissions of Subtenant (collectively, “Additional Rent”)  Subtenant’s Pro Rata Share shall be 3.82%. Additional Rent shall be payable to Sublandlord in monthly installments based on estimates provided by Prime Landlord in accordance with Subsection 4.4.1 of the Primary Lease

(c)                                  All Base Rent and Additional Rent shall be due and payable without demand therefor unless otherwise designated by Sublandlord and without any deduction, offset, abatement, counterclaim or defense. The monthly installments of Base Rent and Additional Rent payable on account of any partial calendar month during the Term of this Sublease, if any, shall be prorated.

5.                                      Security Deposit.

(a)                                 Simultaneously with the execution and delivery of this Sublease, Subtenant shall deposit with Sublandlord a security deposit (“Security Deposit”) in the amount of Fifty-Seven Thousand, Five Hundred Seventy Two and 38/100] ($57,572.38) as security for the full and faithful performance by Subtenant of Subtenant’s obligations hereunder. The Security Deposit may be in the form of cash or a clean, stand-by, irrevocable letter of credit, in form and substance and issued by and drawn on a bank satisfactory to Sublandlord.

6.                                      Incorporation of Primary Lease by Reference.

(a)                                 The terms, covenants and conditions of the Primary Lease are incorporated herein by reference, except to the extent they are expressly deleted or modified by the provisions of this Sublease. Every applicable term, covenant and condition of the Primary Lease binding upon or inuring to the benefit of Prime Landlord shall, in respect of this Sublease, be binding upon or inure to the benefit of Sublandlord and every applicable term, covenant and condition of the Primary Lease binding upon or inuring to the benefit of Sublandlord shall, in respect of this Sublease, be binding upon and inure to the benefit of Subtenant. Whenever the term “Lessor” appears in the Primary Lease, the word “Sublandlord” shall be substituted therefore; whenever the term “Lessee” appears in the Primary Lease, the word “Subtenant” shall be substituted therefore; whenever the word “Premises” appears in the Primary Lease, the word “Subleased Premises” shall be substituted therefore.

(b)                                 Notwithstanding the foregoing, (i) the following numbered Sections of the Primary Lease shall not apply to this Sublease: [call out each inapplicable Section,, (ii) the time limits contained in the Primary Lease for Sublandlord, as tenant, to give notices, make demands or perform any act, covenant or condition or to exercise any right, remedy or option, are modified herein by shortening the same in each instance by ten (10) business days. In case such time limits in the Primary Lease are for less than ten (10) business days, those time limits are modified herein by shortening the same by 25%. If any of the express provisions of this Sublease shall conflict with any of the provisions of the Primary Lease, the provisions of the Primary Lease shall govern.

7.                                      Subordination to Primary Lease.

This Sublease is subject and subordinate to the Primary Lease. A redacted copy of the Primary Lease is attached hereto as Exhibit B and made a part of this Sublease.

8.                                      Representations of Sublandlord.

Sublandlord represents and warrants the following is true and correct as of the date hereof:

(a)                                 Sublandlord is the “Tenant” under the Primary Lease and has the capacity to enter into this Sublease with Subtenant, subject to Prime Landlord’s consent.

(b)                                 The Primary Lease attached hereto as Exhibit B is a true, correct and complete copy of the Primary Lease, is in full force and effect, and has not been further modified, amended or supplemented except as expressly set forth herein.

(c)                                  Sublandlord has not received any notice, and has no actual knowledge, of any default by Sublandlord or by Primary Landlord under the Primary Lease.

(d)                                 Sublandlord shall not terminate the Primary Lease or take (or fail to take) any action that would cause the Primary Lease to be terminated or to materially diminish or increase Subtenant’s obligations thereunder during the Term.

9.                                      AS-IS Condition.

Subtenant accepts the Subleased Premises in its current, “as-is” condition. Sublandlord shall have no obligation to furnish or supply any work, services, furniture, fixtures, equipment or decorations, except as noted. Sublandlord shall deliver the Subleased Premises in broom clean condition. On or before the Sublease Expiration Date or earlier termination or expiration of this Sublease, Subtenant shall restore the Subleased Premises to the condition existing as of the Sublease Commencement Date, ordinary wear and tear excepted. The obligations of Subtenant hereunder shall survive the expiration or earlier termination of this Sublease.

10.                               Performance By Sublandlord.

Notwithstanding any other provision of this Sublease, Sublandlord shall have no obligation (a) to furnish or provide, or cause to be furnished or provided, any repairs, restoration, alterations or other work, or electricity, heating, ventilation, air-conditioning, water, elevator, cleaning or other utilities or services, or (b) to comply with or perform or, except as expressly provided in this Sublease, to cause the compliance with or performance of, any of the terms and conditions required to be performed by Prime Landlord pursuant to the terms of the Primary Lease. Subtenant hereby agrees that Prime Landlord is solely responsible for the performance of the foregoing obligations. Notwithstanding the foregoing, upon the written request of Subtenant, Sublandlord shall make a written demand upon Prime Landlord to perform its obligations under the Primary Lease with respect to the Subleased Premises if Prime Landlord fails to perform same within the time frame and in the manner required pursuant to the Primary Lease; provided, however, Sublandlord shall not be required to bring any action against the Prime Landlord to enforce its obligations, unless Subtenant agrees to pay all of Sublandlord’s reasonable costs of such action.  In the event Sublandlord makes written demand upon Prime Landlord or brings an action against Prime Landlord to enforce Prime Landlord’s obligations under the Primary Lease with respect to the Subleased Premises, all reasonable costs and expenses (including without limitation reasonable attorneys’ fees and expenses) so incurred by Sublandlord in connection therewith shall be deemed Additional Rent and shall be due and payable by Subtenant to Sublandlord within five (5) days after notice from Sublandlord.

11.                               No Privity of Estate; No Privity of Contract.

Nothing in this Sublease shall be construed to create privity of estate or privity of contract between Subtenant and Prime Landlord.

12.                               No Breach of Primary Lease.

Subtenant shall not do or permit to be done any act or thing, or omit to do anything, which may constitute a breach or violation of any term, covenant or condition of the Primary Lease, notwithstanding such act, thing or omission is permitted under the terms of this Sublease.

13.                               Subtenant Defaults.

(a)                                 If Subtenant fails to cure a default under this Sublease within any applicable grace or cure period contained in the Primary Lease (as such applicable grace or cure period is modified by Section 6 herein), Sublandlord, after thirty (30) days’ notice to Subtenant, shall have the right, but not the obligation, to seek to remedy any such default on the behalf of, and at the expense of, Subtenant, provided, however, that in the case of: (i) a life safety or property related emergency; or (ii) a default which must be cured within a time frame set forth in the Primary Lease which does not allow sufficient time for prior notice to be given to Subtenant, Sublandlord may remedy any such default without being required first to give notice to Subtenant. Any reasonable cost and expense (including without limitation reasonable attorneys’ fees and expenses) so incurred by Sublandlord shall be deemed Additional Rent and shall be due and payable by Subtenant to Sublandlord within thirty (30) days after notice from Sublandlord.

(b)                                 If Subtenant fails to pay any installment of Base Rent or Additional Rent, Subtenant shall be subject to payment of a late charge as provided in Article 25 of the Primary Lease.

(c)                                  If Subtenant fails to pay any installment of Base Rent or Additional Rent within five (5) days from the due date of such payment, in addition to the payment of the late charge set forth immediately above, Subtenant shall also pay to Sublandlord, as Additional Rent, interest at the Default Rate (hereinafter defined) from the due date of such payment to the date payment is made. “Default Rate” shall mean a rate per annum equal to the lesser of: (i) 10% on the due date of such Base Rent or Additional Rent; and (ii) the highest rate of interest permitted by applicable laws.

14.                               Consents.

Whenever the consent or approval of Sublandlord is required, Subtenant shall also be obligated to obtain the written consent or approval of Prime Landlord, if required pursuant to the terms of the Primary Lease. Sublandlord shall promptly make such consent request on behalf of Subtenant and Subtenant shall promptly provide any information or documentation that Prime Landlord may request.  Subtenant shall reimburse Sublandlord, not later than thirty (30) days after written demand by Sublandlord, for any reasonable fees and disbursements of attorneys, architects, engineers or others charged by Prime Landlord in connection with any consent or approval. Sublandlord shall have no liability of any kind to Subtenant for Prime Landlord’s failure or refusal to give its consent or approval.

15.                               Prime Landlord Consent to Sublease.

This Sublease is expressly conditioned upon obtaining the written consent of Prime Landlord and the written consent of any mortgagee, ground lessor or other third party required under the Primary Lease, (collectively, “Prime Landlord Consent”).  The Prime Landlord Consent shall include, to the reasonable satisfaction of Subtenant, Prime Landlord’s approval of Subtenant’s Initial Alterations as described in Section 21.

(a)                                 Any fees and expenses incurred by the Prime Landlord or any mortgagee, ground lessor or other third party in connection with requesting and obtaining the Prime Landlord Consent shall be paid by Sublandlord and shall thereafter be reimbursed by Subtenant to Sublandlord as Additional Rent not later than thirty (30) days after written demand by Sublandlord. Subtenant agrees to cooperate with Prime Landlord and supply all information and documentation requested by Prime Landlord within thirty (30) days of its request therefor. Sublandlord shall not be required to perform any acts, expend any funds or bring any legal proceedings in order to obtain the Prime Landlord Consent and Subtenant shall have no right to any claim against Sublandlord in the event the Prime Landlord Consent is not obtained.

(b)                                 Sublandlord shall make its best commercially reasonable efforts to obtain the Prime Landlord Consent.  If the Prime Landlord Consent is not obtained within sixty (60) days from the date of this Sublease, either party may terminate this Sublease upon written notice to the other, whereupon Sublandlord shall promptly refund to Subtenant the first month’s Base Rent and the Security Deposit paid to Sublandlord, and neither party shall have any further obligation to the other under this Sublease, except to the extent that the provisions of this Sublease expressly survive the termination of this Sublease.

(c)                                  This Section 15 shall survive the expiration or earlier termination of this Sublease.

16.                               Assignment or Subletting.

Subtenant shall not sublet all or any portion of the Subleased Premises or assign, encumber, mortgage, pledge or otherwise transfer this Sublease (by operation of law or otherwise) or any interest therein, without the prior written consent of: (a) Sublandlord, which consent may be unreasonably withheld or may be withheld in its sole and absolute discretion, and (b) Prime Landlord.

17.                               Indemnity.

Subtenant shall indemnify and hold harmless Sublandlord from any claims, liabilities and damages that Sublandlord may sustain as a result of a breach by Subtenant of this Sublease.

18.                               Release.

Subtenant hereby releases Sublandlord or anyone claiming through or under Sublandlord by way of subrogation or otherwise. Subtenant hereby releases Prime Landlord or anyone claiming through or under Prime Landlord by way of subrogation or otherwise to the extent that Sublandlord releases Prime Landlord pursuant to the terms of the Primary Lease. Subtenant shall cause its insurance carriers to include any clauses or endorsements in favor of Sublandlord, Prime Landlord and any additional parties, which Sublandlord is required to provide pursuant to the provisions of the Primary Lease.

19.                               Notices.

All notices and other communications required or permitted under this Sublease shall be given in the same manner as in the Primary Lease. Notices shall be addressed to the addresses set forth below:

To Subtenant at:	15440 Laguna Canyon Road Suite 250 Irvine, CA 92618 Attention: General Counsel

To Sublandlord at:	698 West 10000 South South Jordan, UT
Attn: Legal Department

20.                               Brokers.

Sublandlord and Subtenant each represent to the other that it has not dealt with any other broker other than Jones Lang LaSalle (“Subtenant’s Broker”) in connection with this

Sublease and the transactions contemplated hereby. Sublandlord shall compensate Subtenant’s Broker in accordance with a separate agreement. Sublandlord and Subtenant each indemnify and hold harmless the other from and against all claims, liabilities, damages, costs and expenses (including without limitation reasonable attorneys’ fees and other charges) arising out of any claim, demand or proceeding for commissions, fees, reimbursement for expenses or other compensation by any person or entity who shall claim to have dealt with the indemnifying party in connection with the Sublease other than Broker. This Section 20 shall survive the expiration or earlier termination of this Sublease.

21.                               Initial Subtenant Alterations.  Sublandlord consents to the initial alterations and improvements to be constructed and installed in the Subleased Premises in accordance with Article 8 of the Primary Lease, including a security system comparable to the system installed by Subtenant under its sublease for Suite 300 of the 150 Mathilda Building, as described in Exhibit C.

22.                               Signage.  Sublandlord shall arrange with Primary Landlord for Subtenant to have Building standard entry door and lobby signage for the Subleased Premises.

23.                               Furniture, Fixtures and Equipment.  Prior to full execution of this Sublease, Sublandlord shall provide Subtenant with an inventory of the furniture, fixtures and equipment (“FF&E”) currently located in the Subleased Premises.  Not later than the date of delivery of Primary Landlord’s Consent, Subtenant will give written notice to Sublandlord describing the items of FF&E that Subtenant would like to have removed from the Subleased Premises.  Sublandlord shall remove such items within ten (10) days after receipt of such notice.   Sublandlord shall lease the remaining items of FF&E to Subtenant for One Dollar ($1.00) per year.  Subtenant shall, at Subtenant’s sole cost, be responsible for maintenance, repair and insuring all such FF&E.  Subtenant shall have the right to purchase the FF&E at the end of the Term for One Dollar ($1.00).  Upon Subtenant’s request, Sublandlord shall assign to Subtenant all manufacturers’ warranties, if any, relating to the FF&E.  All FF&E is leased and sold (if Subtenant elects to purchase) in “as is” condition, with no representations or warranties by Subtenant.

24.                               Entire Agreement.

This Sublease contains the entire agreement between the parties with respect to the subject matter contained herein and all prior negotiations and agreements are merged herein. In the event any provisions of this Sublease are held to be invalid or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Sublease shall remain unaffected.

25.                               Amendments and Modifications.

This Sublease may not be modified or amended in any manner other than by a written agreement signed by Sublandlord and Subtenant.

26.                               Successors and Assigns.

The covenants and agreements contained in this Sublease shall bind and inure to the benefit of Sublandlord and Subtenant and their respective permitted successors and assigns.

27.                               Counterparts.

This Sublease may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original for all purposes, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Sublease delivered by e-mail shall be deemed to have the same legal effect as delivery of an original signed copy of this Sublease.

28.                               Defined Terms.

All capitalized terms not otherwise defined in this Sublease shall have the definitions contained in the Primary Lease.

29.                               Choice of Law.

This Sublease shall be governed by, and construed in accordance with, the laws of the State of California, without regard to conflict of law rules.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the date first above written.

SUBLANDLORD:

LANDesk Software Inc.

By	/s/ Mark McBride

Name: Mark McBride

Title: CFO

SUBTENANT:

Crowdstrike, Inc.

By	/s/ Burt Podbere

Name: Burt Podbere

Title: CFO